Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 2, 2020 relating to the consolidated financial statements of Callaway Golf Company, and the effectiveness of Callaway Golf Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Callaway Golf Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

November 23, 2020